Putnam U.S. Government Income Trust, 9/30/15, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  20,142
Class B	  305
Class C   1,121
Class M   319

72DD2 (000s omitted)

Class R	  581
Class Y   2,490

73A1

Class A	  0.317
Class B	  0.215
Class C	  0.214
Class M	  0.281

73A2

Class R	  0.281
Class Y	  0.353

74U1	(000s omitted)

Class A	  64,231
Class B   1,301
Class C   5,145
Class M	  1,079

74U2	(000s omitted)

Class R	  1,780
Class Y	  7,608

74V1

Class A	  13.35
Class B	  13.28
Class C	  13.23
Class M	  13.40

74V2

Class R   13.21
Class Y	  13.22

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.